Exhibit 8.2

April 13, 2007

Charter Financial Corporation

10885 NE 4th Street, Suite 100

Bellevue, Washington 98004

Re: Material Federal Income Tax Consequences Relating to Proposed Merger

Ladies and Gentlemen:

We have acted as special tax counsel to you in connection with the preparation of those portions of the registration statement on Form S-4 (the “Registration Statement”) to be filed by your merger partner with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed merger (the “Merger”) between you, Charter Financial Corporation, a Washington Corporation, and your merger partner, Boston Private Financial Holdings, Inc., a Massachusetts corporation, as more particularly described in the Registration Statement.

For the purposes of our opinion, we have assumed that all representations made to us in writing by you and your merger partner are true and accurate and will continue to be so, that the Merger will be consummated in the manner contemplated in the Registration Statement, and that the Merger will be effective under state law. We have not made an independent investigation of such representations and facts.

Based upon the foregoing and subject to the limitations set forth below, we are of the opinion that the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences,” is accurate in all material respects.

Our opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions in effect as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, by subsequent legislative, judicial or administrative action. Such a change, or any change in the representations, facts or assumptions on which we have relied, could affect the continuing validity of our opinion set forth above. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. This opinion is not binding upon the Internal Revenue Service or any court of law, tribunal, administrative agency, or other governmental body. Although we believe that our opinion would be sustained if challenged, there can be no assurances to that effect. No opinion is expressed on any matters other than those specifically covered by this opinion.

The opinion expressed in this letter is limited to the federal income taxation laws of the United States and does not cover income tax matters under the laws of any other jurisdiction, including without limitation the laws of any State, district or territory of the United States or any political subdivision thereof.

This opinion is furnished to you for use by you and/or your merger partner in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to being named in the Registration Statement as your special tax counsel with respect to the above-mentioned matters. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SILVER, FREEDMAN & TAFF, L.L.P.

SILVER, FREEDMAN & TAFF, L.L.P.